As filed with the Securities and Exchange Commission on June 16, 2021

Registration No. 333-__________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

URBAN ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-1166660
(State or Other Jurisdiction	(IRS Employer
of Incorporation)	Identification No.)

1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
(301) 429-3200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Peter D. Thompson
Executive Vice President and Chief Financial Officer
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910
(301) 429-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kristopher Simpson
Senior Vice President and General Counsel
1010 Wayne Avenue, 4th Floor
Silver Spring, Maryland 20910
(301) 429-3200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]     Accelerated filer [ ]     Non-accelerated filer [X ]     Smaller reporting company [X]      Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. [ ]

		CALCULATION OF REGISTRATION FEE
		Proposed Maximum
Title of Each Class of Securities to	Amount to be	Aggregate Price Per	Proposed Maximum	Amount of Registration
be Registered	Registered (1)	Share	Aggregate Offering Price (2)	Fee

Class A Common Stock, $0.001 par value per share	2,928,906	$ -	$58,373,097	$6,368.50

1. This Registration Statement registers shares of Class A Common Stock of the Registrant issuable upon the conversion of Class C shares of Common Stock into Class A Common Stock issued by the Registrant to Alfred C. Liggins, President and Chief Executive Officer of Urban One, Inc. and/or Catherine L. Hughes, Founder and Chairperson of Urban One, Inc., and/or their affiliates.  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's Class A Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Class A Common Stock.

2. Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq Capital Market on June 11, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine. The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 16, 2021

URBAN ONE, INC.

2,928,906

Shares of Class A Common Stock

This prospectus relates solely to the offer and sale from time to time of up to 2,928,906 shares of Class A Common Stock, $0.001 par value per share, of Urban One, Inc. (“Urban One,” “we,” “us” or the “Company”) by the selling shareholders identified in this prospectus. See “Selling shareholders.” The shares of Class A Common Stock to which this prospectus relates include up to 2,928,906 shares of our Class A Common Stock issuable upon issuable upon the conversion of Class C shares of Common Stock into Class A Common Stock.

We are registering the resale of the shares of Class A Common Stock covered by this prospectus as required under our Articles of Incorporation.  The selling shareholders will receive all of the proceeds from any sales of the shares offered hereby.  We will not receive any of the proceeds, but we will incur expenses in connection with the offering.

The selling shareholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices.  The timing and amount of any sale are within the sole discretion of the selling shareholders.  Our registration of the shares of Class A Common Stock covered by this prospectus does not mean that the selling shareholders will offer or sell any of the shares.  For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” beginning on page 14 of this prospectus.

As of June 11, 2021, the aggregate market value of outstanding shares of our Class A common stocks held by-non-affiliates was approximately $168,982,915 based on 8,221,026 shares of outstanding Class A common stock, of which approximately 8,211,026 shares were held by non-affiliates, and a price of $20.58 per share, which was the last reported sale price of our Class A common stock on the NASDAQ Stock Market on June 11, 2021. In addition, the aggregate market value of our outstanding shares of our Class D common stock held by non-affiliates was approximately $90,483,665 based on 37,200,565 shares of outstanding Class D common stock, of which approximately 16,043,203 shares were held by non-affiliates, and a price of $5.64 per share, which was the last reported sale price of our Class D common stock on the NASDAQ Stock Market on June 11, 2021. We are not registering shares of our Class D common stock under this prospectus or any supplement hereto.

Our Class A common stock is traded on the NASDAQ Stock Market under the symbol “UONE.” Our Class D common stock is traded on the NASDAQ Stock Market under the symbol “UONEK.”

An investment in our securities involves a high degree of risk. Before you invest, you should carefully read this prospectus, including the Risk Factors beginning on page 4 of this prospectus, together with any prospectus supplement and the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is   ____________, 2021.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
PROSPECTUS SUMMARY	1
THE OFFERING	2
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	3
RISK FACTORS	4
USE OF PROCEEDS	13
PLAN OF DISTRIBUTION	14
DESCRIPTION OF SECURITIES TO BE REGISTERED	14
SELLING SHAREHOLDERS	14
LEGAL MATTERS	15
EXPERTS	15
INCORPORATION BY REFERENCE	15
WHERE YOU CAN FIND MORE INFORMATION	15

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our Class A Common Stock covered by this prospectus.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of Class A Common Stock are sold or otherwise disposed of on a later date.  It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision.  You should also read and consider the information in the documents to which we have referred you under “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of Common Stock other than the shares of our Common Stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “Urban One,” the “Company,” “we,” “us” and “our” refer to Urban One, Inc.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated in this prospectus by reference. This summary does not contain all of the information you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein or therein by reference, before making an investment decision. As used in this prospectus, “we,” “us,” “Urban One” and “our” refer to Urban One, Inc., a Delaware corporation.

Summary of Our Business

Urban One, Inc. (a Delaware corporation referred to as “Urban One”) and its subsidiaries (collectively, the “Company”) is an urban-oriented, multi-media company that primarily targets African-American and urban consumers. Our core business is our radio broadcasting franchise which is the largest radio broadcasting operation that primarily targets African-American and urban listeners. As of June 10, 2021, we owned and/or operated 63 broadcast stations (including all HD stations, translator stations and the low power television station we operate) located in 13 of the most populous African-American markets in the United States. While a core source of our revenue has historically been and remains the sale of local and national advertising for broadcast on our radio stations, our strategy is to operate the premier multi-media entertainment and information content provider targeting African-American and urban consumers. Thus, we have diversified our revenue streams by making acquisitions and investments in other complementary media properties. Our diverse media and entertainment interests include TV One, LLC (“TV One”), an African-American targeted cable television network; our 80.0% ownership interest in Reach Media, Inc. (“Reach Media”) which operates the Rickey Smiley Morning Show and our other syndicated programming assets, including the Russ Parr Morning Show and the DL Hughley Show; and Interactive One, LLC (“Interactive One”), our wholly owned digital platform serving the African-American community through social content, news, information, and entertainment websites, including its Cassius and Bossip, HipHopWired and MadameNoire digital platforms and brands. We also hold a minority ownership interest in MGM National Harbor, a gaming resort located in Prince George’s County, Maryland. Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African-American and urban audiences.

On January 19, 2019, the Company launched CLEO TV, a lifestyle and entertainment network targeting Millennial and Gen X women of color. CLEO TV offers quality content that defies negative and cultural stereotypes of today’s modern women. The results of CLEO TV’s operations will be reflected in the Company’s cable television segment.

On May 20, 2021, the City of Richmond, Virginia (the “City” or “Richmond”) announced that it has selected the Company’s wholly-owned unrestricted subsidiary RVA Entertainment Holdings, LLC (“RVAEH”), as Richmond’s preferred casino gaming operator to develop and operate a casino resort in Richmond. Pursuant to the Virginia Casino Act, Richmond is one of five cities within the Commonwealth of Virginia eligible to host a casino gaming establishment, subject to the citizens of Richmond approving a referendum, which is anticipated to be held in November 2021. Prior to requesting a Virginia court to order the referendum, Richmond is required to (i) select the City’s preferred location for the Casino Resort, which must be listed on the referendum, (ii) select a preferred casino gaming operator to develop and operate the Casino Resort (the “Preferred Casino Operator”), and (iii) submit the Preferred Casino Operator to the Commonwealth for pre-certification. If the voters approve the referendum then the Commonwealth may issue one license permitting operation of a casino in Richmond.

Upon passage and certification of the referendum, RVAEH, along with its management and development team, including Peninsula Pacific Entertainment would commence development and construction of the casino resort to be named ONE Casino + Resort (the “Casino Resort”). It is anticipated that the Casino Resort would open on or about December 31, 2023.

Our core radio broadcasting franchise operates under the brand “Radio One.” We also operate our other brands, such as TV One, Reach Media and Interactive One, while developing additional branding reflective of our diverse media operations and targeting our African-American and urban audiences.

Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Incorporation by Reference” and “Where You Can Find More Information.” Our principal corporate and executive offices are located at 1010 Wayne Avenue, 14th Floor, Silver Spring, Maryland 20910. Our telephone number is (301) 429-3200. We maintain a website at http://www.urban1.com. Information contained on our website is not part of this prospectus.

THE OFFERING

Shares of Class A Common Stock that May be Offered by the Selling Stockholders:	Up to 2,928,906 shares of Class A Common Stock.
Use of Proceeds:	We will not receive any proceeds from the sale of the Common Stock by the selling shareholders.
Offering Price:	The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.
Nasdaq Capital Markets Symbol:	“UONE”
Risk Factors:
An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors identified in this prospectus under “Risk Factors” on page 4 of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, and the documents incorporated by reference into this prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements do not relay historical facts, but rather reflect our current expectations concerning future operations, results and events. All statements other than statements of historical fact are “forward-looking statements” including any projections of earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. You can identify some of these forward-looking statements by our use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “likely,” “may,” “estimates” and similar expressions. You can also identify a forward-looking statement in that such statements discuss matters in a way that anticipates operations, results or events that have not already occurred but rather will or may occur in future periods. We cannot guarantee that we will achieve any forward-looking plans, intentions, results, operations or expectations. Although these statements are based upon assumptions we consider reasonable, as they contemplate future events, they are subject to risks and uncertainties, some of which are beyond our control that could cause actual results to differ materially from those forecasted or anticipated in the forward-looking statements. These risks, uncertainties and factors include (in no particular order), but are not limited to:

•
economic volatility, financial market unpredictability and continued fluctuations in the United States and other world economies that may affect our business and financial condition, and the business and financial conditions of our advertisers;

•	our high degree of leverage and potential inability to finance strategic transactions given fluctuations in market conditions;

•
fluctuations in the local economies of the markets in which we operate (particularly our largest markets, Atlanta; Baltimore; Houston; and Washington, DC) that could negatively impact our ability to meet our cash needs and our ability to maintain compliance with our debt covenants;

•	fluctuations in the demand for advertising across our various media;

•	risks associated with the implementation and execution of our business diversification strategy, including our development of the Casino Resort;

•	changes in media audience ratings and measurement technologies and methodologies;

•	regulation by the Federal Communications Commission (“FCC”) relative to maintaining our broadcasting licenses, enacting media ownership rules and enforcing of indecency rules;

•	changes in our key personnel and on-air talent;

•	increases in the costs of our programming, including on-air talent and content acquisitions costs;

•	financial losses that may be incurred due to impairment charges against our broadcasting licenses, goodwill, and other intangible assets;

•
increased competition for advertising revenues with other radio stations, broadcast and cable television, newspapers and magazines, outdoor advertising, direct mail, internet radio, satellite radio, smart phones, tablets, and other wireless media, the internet, social media, and other forms of advertising;

•	the impact of our acquisitions, dispositions and similar transactions, as well as consolidation in industries in which we and our advertisers operate;

•
developments and/or changes in laws and regulations, such as the California Consumer Privacy Act or other similar federal or state regulation through legislative action and revised rules and standards;

•
disruptions to our technology network including computer systems and software, whether by man-made or other disruptions of our operating systems, structures or equipment as well as natural events such as severe weather, fires, floods and earthquakes;

•
disruptions and uncertainties related to our business operations and our sales resulting from quarantines of employees, customers and suppliers in areas affected by the coronavirus/COVID-19 outbreak and reduced consumer spending given uncertainty around the duration of the virus’ impact;

•	the result of the Referendum and other factors that may impact upon our ability to complete development of the Casino Resort; and

•
other factors mentioned in our filings with the Securities and Exchange Commission (“SEC”) including the factors discussed in detail in the section titled “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2020.

You should not place undue reliance on these forward-looking statements, which reflect our views as of the date of this prospectus. We take no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

RISK FACTORS

For an enterprise as large and complex as ours, a wide range of factors could affect our business and financial results. The factors described below are considered to be the most significant, but are not listed in any particular order. There may be other currently unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. The following discussion of risk factors should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes attached to our Annual Report on Form 10-K for the year ended December 31, 2020.

Risks Related to the Nature and Operations of Our Business

Impact of Ongoing Public Health Crisis

An epidemic or pandemic disease outbreak, such as the ongoing COVID-19 pandemic, could cause, and is causing, significant disruption to our business operations. Measures taken by governmental authorities and private actors to limit the spread of the virus have interfered and continue to interfere with the ability our employees, suppliers, and customers to conduct their functions and business in a normal manner. Further, the demand for advertising across our various segments/platforms is linked to the level of economic activity and employment in the U.S. Specifically, our business is heavily dependent on the demand for advertising from consumer-focused companies. The significant dislocation of consumer demand due to social distancing and government interventions (such as lockdowns or shelter in place policies) has caused, and could further cause, advertisers to reduce, postpone or eliminate their marketing spending generally, and on our platforms in particular. Continued or future social distancing, government interventions and/or recessions could have a material adverse effect on our business and financial condition. Moreover, continued or future declines or disruptions due to the COVID-19 pandemic and new variants of COVID-19, could adversely affect our business and financial performance. The COVID-19 pandemic has had an impact on certain of the Company's revenue and alternative revenue sources. Most notably, a number of advertisers across significant advertising categories have reduced advertising spend due to the outbreak, particularly within our radio segment which derives substantial revenue from local advertisers who have been particularly hard hit due to social distancing and government interventions. Further, the COVID-19 outbreak has caused the postponement of our 2020 Tom Joyner Foundation Fantastic Voyage cruise and was impairing ticket sales of other tent pole special events. We do not carry business interruption insurance to compensate us for losses that may occur as a result of any of these interruptions and continued impacts from the COVID-19 outbreak. Outbreaks in the markets in which we operate (particularly in our largest markets, Atlanta; Baltimore; Houston; and Washington, DC) could have material impacts on our liquidity, operations including potential impairment of assets, and our financial results.

The state and condition of the global financial markets and fluctuations in the global and U.S. economies may have an unpredictable impact on our business and financial condition.

From time to time, the global equity and credit markets experience high levels of volatility and disruption. At various points in time, the markets have produced upward and/or downward pressure on stock prices and limited credit capacity for certain companies without regard to those companies’ underlying financial strength. In addition, advertising is a discretionary and variable business expense. Spending on advertising tends to decline disproportionately during an economic recession or downturn as compared to other types of business spending. Consequently, a downturn in the United States economy generally has an adverse effect on our advertising revenue and, therefore, our results of operations. A recession or downturn in the economy of any individual geographic market, particularly a major market in which we operate, also may have a significant effect on us. Radio revenues in the markets in which we operate may also face greater challenges than the U.S. economy generally and may remain so. Radio revenues in certain markets in which we operate have lagged the growth of the general United States economy. Radio revenues in markets in which we operate, as measured by the accounting firm Miller Kaplan Arase LLP (“Miller Kaplan”) were down in 2020. Even in the absence of a general recession or downturn in the economy, an individual business sector (such as the automotive industry) that tends to spend more on advertising than other sectors might be forced to reduce its advertising expenditures if that sector experiences a downturn. If that sector’s spending represents a significant portion of our advertising revenues, any reduction in its advertising expenditures may affect our revenue.

Any deterioration in the economy could negatively impact our ability to meet our cash needs and our ability to maintain compliance with our debt covenants.

If economic conditions change, or other adverse factors outside our control arise, including continued disruptions due to the pandemic or other social factors, our operations could be negatively impacted, which could prevent us from maintaining liquidity or compliance with our debt covenants. If it appears that we could not meet our liquidity needs or that noncompliance with debt covenants is likely, we would implement remedial measures, which could include, but not be limited to, operating cost and capital expenditure reductions and deferrals. In addition, we could implement de-leveraging actions, which may include, but not be limited to, other debt repayments, subject to our available liquidity and contractual ability to make such repayments and/or debt refinancing and amendments.

The terms of our indebtedness and the indebtedness of our direct and indirect subsidiaries may restrict our current and future operations, particularly our ability to respond to changes in market conditions or to take some actions.

Our debt instruments impose operating and financial restrictions on us. These restrictions limit or prohibit, among other things, our ability and the ability of our subsidiaries to incur additional indebtedness, issue preferred stock, incur liens, pay dividends, enter into asset purchase or sale transactions, merge or consolidate with another company, dispose of all or substantially all of our assets or make certain other payments or investments. These restrictions could limit our ability to grow our business through acquisitions and could limit our ability to respond to market conditions or meet extraordinary capital needs.

 We have historically incurred net losses which could continue into the future.

We have historically reported net losses in our consolidated statements of operations, due mostly in part to recording non-cash impairment charges for write-downs to radio broadcasting licenses and goodwill, interest expenses (both cash and non-cash), and revenue declines caused by weakened advertising demand resulting from the current economic environment. These results have had a negative impact on our financial condition and could be exacerbated in a poor economic climate. If these trends continue in the future, they could have a material adverse effect on our financial condition.

Our revenue is substantially dependent on spending and allocation decisions by advertisers, and seasonality and/or weakening economic conditions may have an impact upon our business.

Substantially all of our revenue is derived from sales of advertisements and program sponsorships to local and national advertisers. Any reduction in advertising expenditures or changes in advertisers’ spending priorities and/or allocations across different types of media/platforms or programming could have an adverse effect on the Company’s revenues and results of operations. We do not obtain long-term commitments from our advertisers and advertisers may cancel, reduce, or postpone advertisements without penalty, which could adversely affect our revenue. Seasonal net revenue fluctuations are common in the media industries and are due primarily to fluctuations in advertising expenditures by local and national advertisers. In addition, advertising revenues in even-numbered years tend to benefit from advertising placed by candidates for political offices and this increase was particularly dramatic in the year-ended December 31, 2020. The effects of such seasonality (including the weather), combined with the severe structural changes that have occurred in the U.S. economy, make it difficult to estimate future operating results based on the previous results of any specific quarter and may adversely affect operating results.

Advertising expenditures also tend to be cyclical and reflect general economic conditions, both nationally and locally. Because we derive a substantial portion of our revenues from the sale of advertising, a decline or delay in advertising expenditures could reduce our revenues or hinder our ability to increase these revenues. Advertising expenditures by companies in certain sectors of the economy, including the automotive, financial, entertainment, and retail industries, represent a significant portion of our advertising revenues. Structural changes (such as reduced footprints in retail and the movement of retailers online) and business failures in these industries have affected our revenues and continued structural changes or business failures in any of these industries could have significant further impact on our revenues. Any political, economic, social, or technological change resulting in a significant reduction in the advertising spending of these sectors could adversely affect our advertising revenues or our ability to increase such revenues. In addition, because many of the products and services offered by our advertisers are largely discretionary items, weakening economic conditions or changes in consumer spending patterns could reduce the consumption of such products and services and, thus, reduce advertising for such products and services. Changes in advertisers’ spending priorities during economic cycles may also affect our results. Pandemics, disasters (domestic or external to the United States), acts of terrorism, political uncertainty or hostilities could also lead to a reduction in advertising expenditures as a result of supply or demand issues, uninterrupted news coverage and economic uncertainty.

Our success is dependent upon audience acceptance of our content, particularly our television and radio programs, which is difficult to predict.

Radio, video, and digital content production and distribution are inherently risky businesses because the revenues derived from the production and distribution of media content or a radio program, and the licensing of rights to the intellectual property associated with the content or program, depend primarily upon their acceptance and perceptions by the public, which can change quickly and are difficult to predict. The commercial success of content or a program also depends upon the quality and acceptance of other competing programs released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, and other tangible and intangible factors, all of which are difficult to predict. Our failure to obtain or retain rights to popular content on any part of our multi-media platform could adversely affect our revenues. Further, social distancing measures and governmental restrictions on gatherings can make the production of new content difficult (if not impossible) and this difficulty can translate in to difficulty in making sales to advertiser who prefer to advertise against new content.

Ratings for broadcast stations and traffic on a particular website are also factors that are weighed when advertisers determine which outlets to use and in determining the advertising rates that the outlet receives. Poor ratings or traffic levels can lead to a reduction in pricing and advertising revenues. For example, if there is an event causing a change of programming at one of our stations, there could be no assurance that any replacement programming would generate the same level of ratings, revenues, or profitability as the previous programming. In addition, changes in ratings methodology and technology could adversely impact our ratings and negatively affect our advertising revenues.

Television content production is inherently a risky business because the revenues derived from the production and distribution of a television program and the licensing of rights to the associated intellectual property depends primarily upon the public’s level of acceptance, which is difficult to predict. The commercial success of a television program also depends upon the quality and acceptance of other competing programs in the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, and other tangible and intangible factors, all of which are difficult to predict. Rating points are also factors that are weighed when determining the advertising rates that TV One receives. Poor ratings can lead to a reduction in pricing and advertising revenues. Consequently, low public acceptance of TV One’s content may have an adverse effect on TV One’s results of operations. Further, networks or programming launched by NetflixTM, Oprah Winfrey (OWNTM), Sean Combs (REVOLT TVTM), and Magic Johnson (ASPIRETM), could take away from our audience share and ratings and thus have an adverse effect on TV One’s results of operations.

Legislation could require radio broadcasters to pay additional royalties, including to additional parties such as record labels or recording artists.

We currently pay royalties to song composers and publishers through BMI, ASCAP, SESAC and GMR but not to record labels or recording artists for exhibition or use of over the air broadcasts of music. From time to time, Congress considers legislation which could change the copyright fees and the procedures by which the fees are determined. The legislation historically has been the subject of considerable debate and activity by the broadcast industry and other parties affected by the proposed legislation. It cannot be predicted whether any proposed future legislation will become law or what impact it would have on our results from operations, cash flows or financial position.

A disproportionate share of our radio segment revenue comes from a small number of geographic markets and our syndicated radio business, Reach Media.

For the year ended December 31, 2020, approximately 34.7% of our net revenue was generated from the sale of advertising in our core radio business, excluding Reach Media. Within our core radio business, four (Houston, Washington, DC, Atlanta and Baltimore) of the 14 markets in which we operated radio stations throughout 2020 or a portion thereof accounted for approximately 55.0% of our radio station net revenue for the year ended December 31, 2020. Revenue from the operations of Reach Media, along with revenue from both the Houston and Washington, DC markets accounted for approximately 18.0% of our total consolidated net revenue for the year ended December 31, 2020. Revenue from the operations of Reach Media, along with revenue from the four significant contributing radio markets, accounted for approximately 27.2% of our total consolidated net revenue for the year ended December 31, 2020. Adverse events or conditions (economic, including government cutbacks or otherwise) could lead to declines in the contribution of Reach Media or declines in one or more of the four significant contributing radio markets, which could have a material adverse effect on our overall financial performance and results of operations.

We may lose audience share and advertising revenue to our competitors.

Our media properties compete for audiences and advertising revenue with other radio stations and station groups and other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, outdoor advertising, “over the top providers” on the internet and direct mail. Adverse changes in audience ratings, internet traffic, and market shares could have a material adverse effect on our revenue. Larger media companies, with more financial resources than we have may target our core audiences or enter the segments or markets in which we operate, causing competitive pressure. Further, other media and broadcast companies may change their programming format or engage in aggressive promotional campaigns to compete directly with our media properties for our core audiences and advertisers. Competition for our core audiences in any of our segments or markets could result in lower ratings or traffic and, hence, lower advertising revenue for us, or cause us to increase promotion and other expenses and, consequently, lower our earnings and cash flow. Changes in population, demographics, audience tastes and other factors beyond our control, could also cause changes in audience ratings or market share. Failure by us to respond successfully to these changes could have an adverse effect on our business and financial performance. We cannot assure that we will be able to maintain or increase our current audience ratings and advertising revenue.

We must respond to the rapid changes in technology, content offerings, services, and standards across our entire platform in order to remain competitive.

Technological standards across our media properties are evolving and new distribution technologies/platforms are emerging at a rapid pace. We cannot assure that we will have the resources to acquire new technologies or to introduce new features, content or services to compete with these new technologies. New media has resulted in fragmentation in the advertising market, and we cannot predict the effect, if any, that additional competition arising from new technologies or content offerings may have across any of our business segments or our financial condition and results of operations, which may be adversely affected if we are not able to adapt successfully to these new media technologies or distribution platforms. The continuing growth and evolution of channels and platforms has increased our challenges in differentiating ourselves from other media platforms. We continually seek to develop and enhance our content offerings and distribution platforms/methodologies. Failure to effectively execute in these efforts, actions by our competitors, or other failures to deliver content effectively could hurt our ability to differentiate ourselves from our competitors and, as a result, have adverse effects across our business.

The loss of key personnel, including certain on-air talent, could disrupt the management and operations of our business.

Our business depends upon the continued efforts, abilities and expertise of our executive officers and other key employees, including certain on-air personalities. We believe that the combination of skills and experience possessed by our executive officers and other key employees could be difficult to replace, and that the loss of one or more of them could have a material adverse effect on us, including the impairment of our ability to execute our business strategy. In addition, several of our on-air personalities and syndicated radio programs hosts have large loyal audiences in their respective broadcast areas and may be significantly responsible for the ratings of a station. The loss of such on-air personalities or any change in their popularity could impact the ability of the station to sell advertising and our ability to derive revenue from syndicating programs hosted by them. We cannot be assured that these individuals will remain with us or will retain their current audiences or ratings.

If our digital segment does not continue to develop and offer compelling and differentiated content, products and services, our advertising revenues could be adversely affected.

In order to attract consumers and generate increased activity on our digital properties, we believe that we must offer compelling and differentiated content, products and services. However, acquiring, developing, and offering such content, products and services may require significant costs and time to develop, while consumer tastes may be difficult to predict and are subject to rapid change. Further, social distancing and governmental restrictions on gatherings may inhibit our ability to produce content. If we are unable to provide content, products and services that are sufficiently attractive to our digital users, we may not be able to generate the increases in activity necessary to generate increased advertising revenues. In addition, although we have access to certain content provided by our other businesses, we may be required to make substantial payments to license such content. Many of our content arrangements with third parties are non-exclusive, so competitors may be able to offer similar or identical content. If we are not able to acquire or develop compelling content and do so at reasonable prices, or if other companies offer content that is similar to that provided by our digital segment, we may not be able to attract and increase the engagement of digital consumers on our digital properties.

Continued growth in our digital business also depends on our ability to continue offering a competitive and distinctive range of advertising products and services for advertisers and publishers and our ability to maintain or increase prices for our advertising products and services. Continuing to develop and improve these products and services may require significant time and costs. If we cannot continue to develop and improve our advertising products and services or if prices for our advertising products and services decrease, our digital advertising revenues could be adversely affected.

More individuals are using devices other than personal and laptop computers to access and use the internet, and, if we cannot make our products and services available and attractive to consumers via these alternative devices, our internet advertising revenues could be adversely affected.

Digital users are increasingly accessing and using the internet through mobile tablets and smartphones. In order for consumers to access and use our products and services via these devices, we must ensure that our products and services are technologically compatible with such devices. If we cannot effectively make our products and services available on these devices, fewer internet consumers may access and use our products and services and our advertising revenue may be negatively affected.

Unrelated third parties may claim that we infringe on their rights based on the nature and content of information posted on websites we maintain.

We host internet services that enable individuals to exchange information, generate content, comment on our content, and engage in various online activities. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and internationally. While we monitor postings to such websites, claims may be brought against us for defamation, negligence, copyright or trademark infringement, unlawful activity, tort, including personal injury, fraud, or other theories based on the nature and content of information that may be posted online or generated by our users. Our defense of such actions could be costly and involve significant time and attention of our management and other resources.

If we are unable to protect our domain names and/or content, our reputation and brands could be adversely affected.

We currently hold various domain name registrations relating to our brands, including urban1.com, radio-one.com and interactiveone.com. The registration and maintenance of domain names are generally regulated by governmental agencies and their designees. Governing bodies may establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may be unable to register or maintain relevant domain names. We may be unable, without significant cost or at all, to prevent third parties from registering domain names that are similar to, infringe upon, or otherwise decrease the value of our trademarks and other proprietary rights. Failure to protect our domain names could adversely affect our reputation and brands, and make it more difficult for users to find our websites and our services. In addition, piracy of the Company’s content, including digital piracy, may decrease revenue received from the exploitation of the Company’s programming and other content and adversely affect its businesses and profitability.

Future asset impairment to the carrying values of our FCC licenses and goodwill could adversely impact our results of operations and net worth.

As of December 31, 2020, we had approximately $484.1 million in broadcast licenses and $223.4 million in goodwill, which totaled $707.5 million, and represented approximately 59.2% of our total assets. Therefore, we believe estimating the fair value of goodwill and radio broadcasting licenses is a critical accounting estimate because of the significance of their carrying values in relation to our total assets. We recorded impairment charges against radio broadcasting licenses and goodwill of approximately $84.4 million during the year ended December 31, 2020.

We are required to test our goodwill and indefinite-lived intangible assets for impairment at least annually, which we have traditionally done in the fourth quarter, or on an interim basis when events or changes in circumstances suggest impairment may have occurred. Impairment is measured as the excess of the carrying value of the goodwill or indefinite-lived intangible asset over its fair value. Impairment may result from deterioration in our performance, changes in anticipated future cash flows, changes in business plans, adverse economic or market conditions, adverse changes in applicable laws and regulations, or other factors beyond our control. The amount of any impairment must be expensed as a charge to operations. Fair values of FCC licenses and goodwill have been estimated using the income approach, which involves a 10-year model that incorporates several judgmental assumptions about projected revenue growth, future operating margins, discount rates and terminal values. We also utilize a market-based approach to evaluate our fair value estimates. There are inherent uncertainties related to these assumptions and our judgment in applying them to the impairment analysis.

During the year ended December 31, 2020, the Company recorded an impairment charge of approximately $15.9 million related to its Atlanta market and Indianapolis goodwill balances and also an impairment charge of approximately $68.5 million associated with our Atlanta, Cincinnati, Dallas, Houston, Indianapolis, Philadelphia, Raleigh, Richmond and St. Louis market radio broadcasting licenses.

Changes in certain events or circumstances could result in changes to our estimated fair values, and may result in further write-downs to the carrying values of these assets. Additional impairment charges could adversely affect our financial results, financial ratios and could limit our ability to obtain financing in the future.

Our business depends on maintaining our licenses with the FCC. We could be prevented from operating a radio station if we fail to maintain its license.

Within our primary business, we are required to maintain radio broadcasting licenses issued by the FCC. These licenses are ordinarily issued for a maximum term of eight years and are renewable. Currently, subject to renewal, our radio broadcasting licenses expire at various times beginning August 2021 through February 1, 2029. While we anticipate receiving renewals of all of our broadcasting licenses, interested third parties may challenge our renewal applications. In addition, we are subject to extensive and changing regulation by the FCC with respect to such matters as programming, indecency standards, technical operations, employment and business practices. If we or any of our significant stockholders, officers, or directors violate the FCC’s rules and regulations or the Communications Act of 1934, as amended (the “Communications Act”), or is convicted of a felony or found to have engaged in certain other types of non-FCC related misconduct, the FCC may commence a proceeding to impose fines or other sanctions upon us. Examples of possible sanctions include the imposition of fines, the renewal of one or more of our broadcasting licenses for a term of fewer than eight years or the revocation of our broadcast licenses. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the radio station covered by the license only after we had exhausted administrative and judicial review without success.

Disruptions or security breaches of our information technology infrastructure could interfere with our operations, compromise client information and expose us to liability, possibly causing our business and reputation to suffer.

Our industry is prone to cyber-attacks by third parties seeking unauthorized access to our data or users’ data. Any failure to prevent or mitigate security breaches and improper access to or disclosure of our data or user data could result in the loss or misuse of such data, which could harm our business and reputation and diminish our competitive position. In addition, computer malware, viruses, social engineering (predominantly spear phishing attacks), and general hacking have become more prevalent in general. Our efforts to protect our company’s data or the information we receive may be unsuccessful due to software bugs or other technical malfunctions; employee, contractor, or vendor error or malfeasance; government surveillance; or other threats that evolve. In addition, third parties may attempt to fraudulently induce employees or users to disclose information in order to gain access to our data or our users’ data on a continual basis.

Any internal technology breach, error or failure impacting systems hosted internally or externally, or any large scale external interruption in technology infrastructure we depend on, such as power, telecommunications or the Internet, may disrupt our technology network. Any individual, sustained or repeated failure of technology could impact our customer service and result in increased costs or reduced revenues. Our technology systems and related data also may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues. Our technology security initiatives, disaster recovery plans and other measures may not be adequate or implemented properly to prevent a business disruption and its adverse financial consequences to our reputation.

In addition, as a part of our ordinary business operations, we may collect and store sensitive data, including personal information of our clients, listeners and employees. The secure operation of the networks and systems on which this type of information is stored, processed and maintained is critical to our business operations and strategy. Any compromise of our technology systems resulting from attacks by hackers or breaches due to employee error or malfeasance could result in the loss, disclosure, misappropriation of or access to clients’, listeners’, employees’ or business partners’ information. Any such loss, disclosure, misappropriation or access could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information, disruption of our operations and damage to our reputation, any or all of which could adversely affect our business. Although we have developed systems and processes that are designed to protect our data and user data, to prevent data loss, and to prevent or detect security breaches, we cannot assure you that such measures will provide absolute security. In the event of a technical or cyber event, we could experience a significant, unplanned disruption, or substantial and extensive degradation of our services, or our network may fail in the future. Despite our significant infrastructure investments, we may have insufficient communications and server capacity to address these or other disruptions, which could result in interruptions in our services. Any widespread interruption or substantial and extensive degradation in the functioning of our IT or technical platform for any reason could negatively impact our revenue and could harm our business and results of operations. If such a widespread interruption occurred, or if we failed to deliver content to users as expected, our reputation could be damaged severely. Moreover, any disruptions, significant degradation, cybersecurity threats, security breaches, or attacks on our internal information technology systems could impact our ratings and cause us to lose listeners, users or viewers or make it more difficult to attract new ones, either of which could harm our business and results of operations.

On December 13, 2020, SolarWinds Corporation (“SolarWinds”) made its customers, including the Company, aware of a cyberattack against SolarWinds that inserted a vulnerability within its Orion monitoring products, products which the Company uses as a part of its IT infrastructure. SolarWinds advised its customers that this incident was likely the result of a highly sophisticated, targeted and manual supply chain attack by an outside nation state. SolarWinds delivered a communication to its customers, including the Company that contained risk mitigation steps, including making available a hotfix update to address this vulnerability in part and additional measures that customers could take to help secure their environments. As of the date of this report, while we believe this attack against SolarWinds did not have an impact on the Company, this may not continue to be the case going forward. Following the disclosure from SolarWinds, we have taken steps designed to improve the security of our networks and computer systems. Despite these defensive measures, there can be no assurance that we are adequately protecting our information or that we will not experience future incidents.

Certain Regulatory Risks

The FCC’s media ownership rules could restrict our ability to acquire radio stations.

The Communications Act and FCC rules and policies limit the number of broadcasting properties that any person or entity may own (directly or by attribution) in any market and require FCC approval for transfers of control and assignments of licenses. The FCC’s media ownership rules remain subject to further agency and court proceedings. As a result of the FCC media ownership rules, the outside media interests of our officers and directors could limit our ability to acquire stations. The filing of petitions or complaints against Urban One or any FCC licensee from which we are acquiring a station could result in the FCC delaying the grant of, refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock.

Enforcement by the FCC of its indecency rules against the broadcast industry could adversely affect our business operations.

The FCC’s rules prohibit the broadcast of obscene material at any time and indecent or profane material on broadcast stations between the hours of 6 a.m. and 10 p.m. Broadcasters risk violating the prohibition against broadcasting indecent material because of the vagueness of the FCC’s indecency and profanity definitions, coupled with the spontaneity of live programming. The FCC has in the past vigorously enforced its indecency rules against the broadcasting industry and has threatened to initiate license revocation proceedings against broadcast licensees for “serious” indecency violations. In June 2012, the Supreme Court issued a decision which, while setting aside certain FCC indecency enforcement actions on narrow due process grounds, declined to rule on the constitutionality of the FCC’s indecency policies. Following the Supreme Court’s decision, the FCC requested public comment on the appropriate substance and scope of its indecency enforcement policy. It is not possible to predict whether and, if so, how the FCC will revise its indecency enforcement policies or the effect of any such changes on us. The fines for broadcasting indecent material are a maximum of $325,000 per utterance. The determination of whether content is indecent is inherently subjective and, as such, it can be difficult to predict whether particular content could violate indecency standards. The difficulty in predicting whether individual programs, words or phrases may violate the FCC’s indecency rules adds significant uncertainty to our ability to comply with the rules. Violation of the indecency rules could lead to sanctions which may adversely affect our business and results of operations. In addition, third parties could oppose our license renewal applications or applications for consent to acquire broadcast stations on the grounds that we broadcast allegedly indecent programming on our stations. Some policymakers support the extension of the indecency rules that are applicable to over-the-air broadcasters to cover cable programming and/or attempts to increase enforcement of or otherwise expand existing laws and rules. If such an extension, attempt to increase enforcement, or other expansion took place and was found to be constitutional, some of TV One’s content could be subject to additional regulation and might not be able to attract the same subscription and viewership levels.

Changes in current federal regulations could adversely affect our business operations.

Congress and the FCC have considered, and may in the future consider and adopt, new laws, regulations and policies that could, directly or indirectly, affect the profitability of our broadcast stations. In particular, Congress may consider and adopt a revocation of terrestrial radio’s exemption from paying royalties to performing artists and record companies for use of their recordings (radio already pays a royalty to songwriters, composers and publishers). In addition, commercial radio broadcasters and entities representing artists are negotiating agreements that could result in broadcast stations paying royalties to artists. A requirement to pay additional royalties could have an adverse effect on our business operations and financial performance. Moreover, it is possible that our license fees and negotiating costs associated with obtaining rights to use musical compositions and sound recordings in our programming could sharply increase as a result of private negotiations, one or more regulatory rate-setting processes, or administrative and court decisions. We cannot predict whether such increases will occur.

The television and distribution industries in the United States are highly regulated by U.S. federal laws and regulations issued and administered by various federal agencies, including the FCC. The television broadcasting industry is subject to extensive regulation by the FCC under the Communications Act. The U.S. Congress and the FCC currently have under consideration, and may in the future adopt, new laws, regulations, and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation of TV One. For example, the FCC has initiated a proceeding to examine and potentially regulate more closely embedded advertising such as product placement and product integration. Enhanced restrictions affecting these means of delivering advertising messages may adversely affect TV One’s advertising revenues. Changes to the media ownership and other FCC rules may affect the competitive landscape in ways that could increase the competition faced by TV One. Proposals have also been advanced from time to time before the U.S. Congress and the FCC to extend the program access rules (currently applicable only to those cable program services which also own or are owned by cable distribution systems) to all cable program services. TV One’s ability to obtain the most favorable terms available for its content could be adversely affected should such an extension be enacted into law. TV One is unable to predict the effect that any such laws, regulations or policies may have on its operations.

New or changing federal, state or international privacy legislation or regulation could hinder the growth of our internet business.

A variety of federal and state laws govern the collection, use, retention, sharing and security of consumer data that our business uses to operate its services and to deliver certain advertisements to its customers, as well as the technologies used to collect such data. Not only are existing privacy-related laws in these jurisdictions evolving and subject to potentially disparate interpretation by governmental entities, new legislative proposals affecting privacy are now pending at both the federal and state level in the U.S. Changes to the interpretation of existing law or the adoption of new privacy-related requirements could hinder the growth of our business and cause us to incur new and additional costs and expenses. Also, a failure or perceived failure to comply with such laws or requirements or with our own policies and procedures could result in significant liabilities, including a possible loss of consumer or investor confidence or a loss of customers or advertisers.

Our controls and procedures may fail or be circumvented, which may result in a material adverse effect on our business, financial condition and results of operations.

Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of the controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

As disclosed in Part II, Item 9A “Controls and Procedures” of our 2019 Form 10-K, or Item 9A, material weaknesses were identified in our internal control over financial reporting resulting from an error in the Company’s recording of an out-of-period tax provision adjustment of approximately $3.4 million during the quarter ended March 31, 2019, not designing and maintaining effective controls over the completeness and accuracy of the balances of the income tax related accounts during the quarter ended September 30, 2019, and not designing and maintaining effective controls over the adoption of ASC 842 right of use assets and lease liability accounts and related lease accounting activity during the quarter ended December 31, 2019. The specific issues leading to these conclusions were described in Item 9A in “Management’s Report on Internal Control over Financial Reporting” in our 2019 Form 10-K.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We remediated the material weaknesses beginning as part of the third quarter close of 2019 and throughout 2020. However, our remedial measures to address the material weakness may be insufficient and we may in the future discover areas of our internal controls that need improvement. Failure to maintain effective controls or to timely implement any necessary improvement of our internal and disclosure controls could, among other things, result in losses from errors, harm our reputation, or cause investors to lose confidence in the reported financial information, all of which could have a material adverse effect on our results of operations and financial condition.

Unique Risks Related to Our Cable Television Segment

The loss of affiliation agreements could materially adversely affect our cable segment’s results of operations.

Our cable television segment is dependent upon the maintenance of affiliation agreements with cable and direct broadcast distributors for its revenues, and there can be no assurance that these agreements will be renewed in the future on terms acceptable to such distributors. The loss of one or more of these arrangements could reduce the distribution of TV One’s and/or CLEO TV’s programming services and reduce revenues from subscriber fees and advertising, as applicable. Further, the loss of favorable packaging, positioning, pricing or other marketing opportunities with any distributor could reduce revenues from subscribers and associated subscriber fees. In addition, consolidation among cable distributors and increased vertical integration of such distributors into the cable or broadcast network business have provided more leverage to these distributors and could adversely affect our cable television segment’s ability to maintain or obtain distribution for its network programming on favorable or commercially reasonable terms, or at all. The results of renewals could have a material adverse effect on our cable television segment’s revenues and results and operations. We cannot assure you that TV One and/or CLEO TV will be able to renew their affiliation agreements on commercially reasonable terms, or at all. The loss of a significant number of these arrangements or the loss of carriage on basic programming tiers could reduce the distribution of our content, which may adversely affect our revenues from subscriber fees and our ability to sell national and local advertising time.

Changes in consumer behavior resulting from new technologies and distribution platforms may impact the performance of our businesses.

Our cable television segment faces emerging competition from other providers of digital media, some of which have greater financial, marketing and other resources than we do. In particular, content offered over the internet has become more prevalent as the speed and quality of broadband networks have improved. Providers such as NetflixTM, HuluTM, AppleTM, AmazonTM and GoogleTM, as well as gaming and other consoles such as Microsoft’s XboxTM, Sony’s PS5TM, Nintendo’s WiiTM, and RokuTM, are aggressively establishing themselves as alternative providers of video services, including online TV services. Most recently, new online distribution services have emerged offering live sports and other content without paying for a traditional cable bundle of channels. These services and the growing availability of online content, coupled with an expanding market for mobile devices and tablets that allow users to view content on an on-demand basis and internet-connected televisions, may impact our cable television segment’s distribution for its services and content. Additionally, devices or services that allow users to view television programs away from traditional cable providers or on a time-shifted basis and technologies that enable users to fast-forward or skip programming, including commercials, such as DVRs and portable digital devices and systems that enable users to store or make portable copies of content, have caused changes in consumer behavior that may affect the attractiveness of our offerings to advertisers and could therefore adversely affect our revenues. If we cannot ensure that our distribution methods and content are responsive to our cable television segment’s target audiences, our business could be adversely affected.

Unique Risks Related to Our Development of ONE Casino + Resort

The market for a casino in Richmond is yet to develop and unproven.

On May 20, 2021, the City of Richmond, Virginia (the “City” or “Richmond”) announced that it has selected the Company’s wholly-owned unrestricted subsidiary RVA Entertainment Holdings, LLC (“RVAEH”), as the City’s preferred casino gaming operator to develop and operate a Casino Resort in Richmond. Pursuant to the Virginia Casino Act, Richmond is one of five cities within the Commonwealth of Virginia eligible to host a casino gaming establishment, subject to the citizens of the City approving a referendum, which is anticipated to be held in November 2021. Prior to requesting a Virginia court to order the referendum, Richmond is required to (i) select the City’s preferred location for the Casino, which must be listed on the referendum, (ii) select a preferred casino gaming operator to develop and operate the Casino Resort (the “Preferred Casino Operator”), and (iii) submit the Preferred Casino Operator to the Commonwealth for pre-certification. If the voters approve the referendum then the Commonwealth may issue one license permitting operation of a casino in Richmond.

Upon passage and certification of the referendum, RVAEH, along with its management and development team, including Peninsula Pacific Entertainment would commence development and construction of the casino resort to be named ONE Casino + Resort (the “Casino Resort”). It is anticipated that the Casino Resort would open on or about December 31, 2023. The market for a casino in Richmond, Virginia is unproven and projected revenues and customer growth may never materialize or may materialize in a manner much less than projected. There is inherent uncertainty in entering into new markets. First, the residents of the Richmond must pass the referendum in order for us to proceed with the development of the Casino Resort. If the referendum is not successful, the Casino Resort would not be permitted by law and RVAEH may not move forward with development of the Casino Resort. If the referendum is successful, management and/its partners may not have the expertise to succeed in an unproven market which would adversely affect the operations of the Casino Resort. Further, the market for a casino in Richmond, Virginia may be impacted by the development of other casinos or other gaming operations in other parts of the Commonwealth of Virginia or in other states.

Competitors could challenge the Referendum and/or sue to challenge the City’s selection process.

Numerous applicants responded to the City’s request for proposal for a resort casino development, resulting in a competitive process. These respondents included: Bally’s Corporation, The Cordish Companies, Golden Nugget Hotels & Casinos, the Pamunkey Indian Tribe, and Wind Creek Hospitality. Any of these competitors could make efforts to oppose the successful passage of the Referendum and/or otherwise sue to challenge the City’s RFP process and/or the selection of RVAEH as the City’s preferred casino operator. Such actions could delay the development of the Casino Resort and/or impact the financial projections and/or results of operations of the Casino Resort.

The gaming industry in which the Company intends to compete is subject to intense competition.

There is intense competition in the Virginia market in which the Company intends to operate and in surrounding markets. The Casino Resort will compete directly with other existing gaming facilities located in Richmond, Virginia and in bordering states, including Maryland and North Carolina. Furthermore, it is likely that other competitors will emerge in the future. The Casino Resort will also be competing, directly and indirectly, with gaming facilities throughout the United States and throughout the world as well as with internet gaming operators and Native American gaming operations which enjoy certain tax advantages. Many companies with which the Casino Resort will compete are substantially larger and have significantly greater resources than the Casino Resort. The Company expects this competition to increase as new gaming operators enter these markets, existing competitors expand their operations, gaming activities expand in existing jurisdictions, gaming is legalized in new jurisdictions, and internet gaming is legalized in new jurisdictions. Assuming it is successful in developing a destination casino resort, the Casino Resort will also be competing with other forms of gaming and entertainment, including but not limited to, bingo, online computer gambling, pull tab games, card parlors, sports-book operations, pari-mutuel betting, dog racing, horse racing, lotteries, jai-alai, video lottery terminals, and video poker terminals.

The Casino Resort will be subject to significant development and operational risks.

The Casino Resort will be subject to development and operational risks, including but not limited to those relating to developing a new business and establishing and maintaining operations in general, insurance coverage problems unique to the area in which the Casino Resort will be located, weather-related problems, including hurricanes and floods, and labor-related problems unique to the area and other general and unforeseeable risks such as the COVID-19 pandemic. The operation will also be subject to development and ongoing operational risks relating to security, licensing, and suitability findings unique to the gaming industry. The Casino Resort’s proposed operations are also subject to all of the risks inherent in the establishment of a new business enterprise, including the absence of an operating history.

Urban One has no casino operating experience and has never designed, constructed, opened and/or operated a casino and/or a hotel.

The Casino Resort’s business plan calls for the design, construction, and eventual operation of a resort casino. Urban One has never designed, constructed, owned, or operated a gambling operation. Because of our lack of casino and hotel operating history, there is a significant risk that we will be unable to implement or execute our current business plan, demonstrate that our business plan is sound and/or raise sufficient funds in the capital markets or otherwise effectuate our long-term business plan. Moreover, there can be no assurance that we will be able to successfully attract and retain qualified personnel with the background, expertise and experience required to implement our business plan.

We are dependent upon our operating partners to provide the services necessary to develop and operate the Casino Resort. We do not have a history of developing or operating casinos. Therefore, the entire project is dependent on the services provided by our partners and their subsidiaries, and we cannot operate the Casino Resort without these services. If the quality of the services provided by our partners and its subsidiaries deteriorates, or the terms under which our partners provide services change in a manner that is adverse to us, it could have a material adverse effect on our business, financial condition, and operating results.

In addition, if any of the Casino Resort development and/or management agreements were to be terminated, or if our partner’s or their subsidiaries were to suffer significant liquidity or operational difficulties, becoming incapable of providing development or management services (or unable to provide such services at the agreed upon level) to us or cease operations altogether, we may be unable to continue to develop and operate the Casino Resort, which would have a material adverse effect on our business, financial condition and operating results. Finally, subsidiaries of our partners operate other gaming facilities in the Commonwealth of Virginia and at times their interests may differ and not align with the interests of the Casino Resort.

Unique Risks Related to Our Capital Structure

Our President and Chief Executive Officer has an interest in TV One that may conflict with your interests.

Pursuant to the terms of employment with our President and Chief Executive Officer, Mr. Alfred C. Liggins, III, in recognition of Mr. Liggins’ contributions in founding TV One on our behalf, he is eligible to receive an award amount equal to approximately 4% of any proceeds from distributions or other liquidity events in excess of the return of our aggregate investment in TV One (the “Employment Agreement Award”). Our obligation to pay the award was triggered after our recovery of the aggregate amount of our pre-Comcast Buyout capital contribution in TV One, and payment is required only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event in excess of such invested amount. Mr. Liggins’ rights to the Employment Agreement Award (i) cease if he is terminated for cause or he resigns without good reason and (ii) expire at the termination of his employment (but similar rights could be included in the terms of a new employment agreement or arrangement). As a result of this arrangement, the interest of Mr. Liggins’ with respect to TV One may conflict with your interests as holders of our debt or equity securities.

Two common stockholders have a majority voting interest in Urban One and have the power to control matters on which our common stockholders may vote, and their interests may conflict with yours.

As of May 31, 2021, our Chairperson and her son, our President and CEO, collectively held in excess of 77% of the outstanding voting power of our common stock. As a result, our Chairperson and our CEO control our management and policies and decisions involving or impacting upon Urban One, including transactions involving a change of control, such as a sale or merger. The interests of these stockholders may differ from the interests of our other stockholders and our debt holders. In addition, certain covenants in our debt instruments require that our Chairperson and the CEO maintain a specified ownership and voting interest in Urban One, and prohibit other parties’ voting interests from exceeding specified amounts. Our Chairperson and the CEO have agreed to vote their shares together in elections of members to the Board of Directors of Urban One.

Further, we are a “controlled company” under rules governing the listing of our securities on the NASDAQ Stock Market because more than 50% of our voting power is held by our Chairperson and the CEO. Therefore, we are not subject to NASDAQ Stock Market listing rules that would otherwise require us to have: (i) a majority of independent directors on the board; (ii) a compensation committee composed solely of independent directors; (iii) a nominating committee composed solely of independent directors; (iv) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (v) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors. While a majority of our board members are currently independent directors, we do not make any assurances that a majority of our board members will be independent directors at any given time.

We are a smaller reporting company and a non-accelerated filer and we cannot be certain if the reduced disclosure requirements applicable to our filing status, as well as the exemption from the requirement to provide an auditor’s attestation report regarding the effectiveness of our internal controls, will make our common stock less attractive to investors.

We are a “smaller reporting company” and, thus, have certain decreased disclosure obligations in our SEC filings, including, among other things, simplified executive compensation disclosures and only being required to provide two years of audited financial statements in annual reports. We are also a “non-accelerated filer,” meaning we have a public float of less than $75 million measured as of the last business day of our most recently completed second fiscal quarter. As a “non-accelerated filer,” we are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” and as a “non-accelerated filer” may make it harder for investors to analyze our results of operations and financial prospects and may make our common stock a less attractive investment.

Risks Related to this Offering and Our Common Stock

The market price of our Class A and/or Class D common stock may be adversely affected by the issuance and sale of our common stock, including pursuant to the sales agreement.

We are not restricted from issuing additional shares of our Class A or Class D common stock or other equity-related securities. We cannot predict the effect that issuances or sales of our common stock, may have on the market price for our common stock. The issuance and sale of substantial amounts of Class A or Class D common stock or other equity-related securities could adversely affect the market price of our common stock.

The market price of our Class A and/or Class D common stock may fluctuate significantly, and shares of our Class A and/or Class D common stock may trade at prices below the price at which you purchased them.

The market price of our Class A and/or D common stock may fluctuate significantly as a result of many factors, including, but not limited to:

•	general economic or political conditions;

•	volatility in the equity securities market;

•	the operating and stock price performance of other companies that investors or analysts may deem comparable to us;

•	changes in investors’ and analysts’ perception of our and/or our industry’s risk and return characteristics relative to other investment alternatives;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	adverse outcomes from litigation or regulatory or other governmental proceedings or investigations; and

•	changes in regulation or tax law.

These factors, as well as those referred to under “Risks Related to Our Business” above and other factors relating to the market as a whole or our industry, may adversely affect the market price of our common stock, regardless, in some instances, of our actual operating performance. As a result, shares of our Class A and/or Class D common stock may trade at prices significantly below the price paid by you to acquire shares of our common stock.

We do not pay dividends on our common stock, which could adversely affect the market price of our Class A and/or Class D common stock.

Since first selling our common stock publicly in May 1999, we have not declared any cash dividends on any class of our common stock. We intend to retain future earnings for use in our business and do not anticipate declaring or paying any cash or stock dividends on shares of our common stock in the foreseeable future. In addition, any determination to declare and pay dividends will be made by our board of directors in light of our earnings, financial position, capital requirements, contractual restrictions contained in our credit facility and the indentures governing our senior subordinated notes, and other factors as the board of directors deems relevant.

Our Class A and our Class D common stock are equity securities and are subordinate to our existing and any future indebtedness.

Shares of our Class A and D common stock are equity interests and, as such, rank junior to all of our current indebtedness as well as any indebtedness incurred by us in the future. Accordingly, in the event of a bankruptcy, liquidation or other similar proceeding, your rights as a holder of our Class A and D common stock will be subordinate to the rights of the holders of our indebtedness and any other non-equity claims against us.

Certain provisions in our organizational documents and under Delaware law may deter or delay an acquisition of us.

Certain provisions of the Delaware General Corporation Law and our articles of incorporation and bylaws may deter or delay certain transactions that our shareholders may otherwise consider to be in their best interest, including transactions that might result in our shareholders receiving a premium for their shares. See “Description of Common Stock” in the accompanying base prospectus and the material referred to therein for more information.

USE OF PROCEEDS

We are registering the resale of these shares of common stock by the selling shareholders. We will not receive any proceeds from the sale of the shares offered by this prospectus. The net proceeds from the sale of the shares offered by this prospectus will be received by the selling shareholders.

DESCRIPTION OF SECURITIES TO BE REGISTERED
Capital Stock

The Company's Amended and Restated Certificate of Incorporation provides for four classes of common stock: Class A; Class B; Class C; and Class D. Each class of shares has a $.001 par value. There are 30,000,000 Class A shares authorized with 8,221,026 issued and outstanding as of June 11, 2021. There are 150,000,000 Class B shares authorized with 2,861,843 shares issued and outstanding as of June 11 2021. There are 150,000,000 Class C shares authorized with 2,928,906 shares issued and outstanding as of June 11, 2021. There are 150,000,000 Class D shares authorized with 37,200,565 shares issued and outstanding as of June 11, 2021. Finally, there are 1,000,000 shares of convertible preferred stock authorized with a par value of $.001. However, no shares of convertible preferred stock were outstanding at June 11, 2021 or are currently outstanding.

The shares being offered under this prospectus and registration statement are Class A shares of common stock. Generally, except as summarized below, the shares of each class are identical in all respects and entitle the holders thereof to the same rights and privileges. However, with respect to voting rights, each share of Class A common stock entitles its holder to one vote and each share of Class B common stock entitles its holder to ten votes. The holders of Class C and Class D common stock are not entitled to vote on any matters. The holders of Class A common stock can convert such shares into shares of Class C or Class D common stock. Subject to certain limitations, the holders of Class B common stock can convert such shares into shares of Class A common stock. Subject to certain limitations, Class B common stockholders who also hold Class C common stock can convert such Class C shares into shares of Class A common stock if, among other reasons, they intend to sell all or part of such Class A shares pursuant to a registration statement that has been declared effective. The holders of Class D common stock have no such conversion rights.

Listing

Our Class A common stock is traded on the NASDAQ Stock Market under the symbol “UONE.”

SELLING SHAREHOLDERS

This prospectus relates to the sale or other disposition of up to 2,928,906 shares of our Class A Common Stock issuable to the selling shareholders upon conversion of shares of Class C common stock held by them.  The shares of Class A Common Stock covered hereby were or will be issued by us in connection with the conversion of the Class C common shares held by the selling shareholders into Class A Common Stock.  See “The Offering” beginning on page 2 of this prospectus.

		Beneficial Ownership Prior to the Offering			Shares Beneficially Owned After Offering
	Name of Selling Shareholder(1)	Number of Shares Beneficially Owned Prior to the Offering(2)	Percentage of all Classes of Outstanding Common Stock(3)	Number of Shares Being Registered Hereby(4)	Number of Shares Beneficially Owned After the Offering(2)	Percentage of all Classes Outstanding Common Stock(3)
	Catherine L. Hughes	7,703,869	15.04%	1,387,531	6,316,338	12.33%
	Alfred C. Liggins, III	17,547,971	34.27%	1,541,375	16,006,596	31.26%

(1)
Information concerning named selling shareholders or future transferees, pledgees, assignees, distributees, donees or successors of or from any such shareholder or others who later hold any selling shareholder’s interests will be set forth in supplements to this prospectus, absent circumstances indicating that the change is material. In addition, post-effective amendments to the registration statement of which this prospectus forms a part will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus.

(2)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The Company has four classes of common stock, Class A, Class B, Class C and Class D. Ms. Hughes owns no shares of Class A common stock, 851,536 shares of Class B common stock, 1,387,531 shares of Class C common stock and 5,464,802 shares of Class D common stock or 7,703,869 shares across all classes. Mr. Liggins owns no shares of Class A common stock, 2,010,307 shares of Class B common stock, 1,541,375 shares of Class C common stock and 13,996,289 shares of Class D common stock or 17,547,971 shares across all classes.

(3)
Based on 51,212,346 shares of common stock outstanding as of June 11 2021. The 51,212,346 shares were comprised on 8,221,026 shares of Class A common stock, 2,861,843 shares of Class B common stock, 2,928,906 shares of Class C common stock and 37,200,565 shares of Class D common stock.

(4)	Assumes the sale of all shares being offered pursuant to this prospectus.

The shares of Class A Common Stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling shareholders.  After the date of effectiveness of such registration statement, the selling shareholders may sell or transfer, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their Class A Common Stock.

Information about the selling shareholders may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes any of each such selling shareholder’s pledgees, donees, transferees, assignees and successors, may from time to time offer and sell some or all of the shares of common stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling shareholders may offer the shares from time to time, either in increments or in a single transaction. The selling shareholders may also decide not to sell all the shares they are allowed to sell under this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

The selling shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares on any stock exchange, market or trading facility on which the shares are traded or quoted, in the over the counter market or in private transactions. These sales may be at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or negotiated prices. The selling shareholders may use any one or more of the following methods when selling the shares:

●	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;
●	block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	to cover short sales made after the date that this registration statement becomes effective;
●	an agreement with broker-dealers to sell as agent for the selling shareholders a specified number of such shares at a stipulated price per share or otherwise at the prevailing market price;
●	through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to ordinary shares;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act or any other exemption from registration under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by any of the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

In connection with sales of the shares covered hereby, selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume. The selling shareholders may also sell shares short and deliver these shares to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each of the selling shareholders inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares. We will pay certain fees and expenses incurred by us incident to the registration of the shares.

Because a selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it may be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder.

We intend to keep this prospectus effective until the earliest of the date on which the shares: (i) have been sold pursuant to an effective registration statement under the Securities Act; (ii) may be sold pursuant to Rule 144 or any other exemption from registration under the Securities Act, without limitation thereunder on volume or manner of sale, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect; (iii) shall have ceased to be outstanding; or (iv) have been sold in a private transaction in which the transferor’s rights under the warrant agreement are not assigned to the transferee of the shares. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares by the selling shareholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Ballard Spahr LLP.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2020 and 2019 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains our filed reports, proxy and information statements, and other information we file electronically with the SEC.

Additionally, we make our SEC filings available on our website at https://newage.com/en-us/our-story/investors as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than the filings incorporated by reference in this prospectus, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to the securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Information we file with the SEC after the date of this prospectus will automatically update and, to the extent inconsistent, supersede the information contained in this prospectus.

We incorporate by reference the documents listed below, and future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding, unless otherwise provided therein or herein, information furnished pursuant to Item 2.02 and Item 7.01 on any Current Report on Form 8-K) after the date of the initial registration statement and prior to effectiveness of the registration statement and after the effectiveness of this registration statement and before the termination of the offering:

•	Urban One's annual report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 31, 2021;

•	Urban One's quarterly report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 14, 2021;

•
Urban One's current reports on Form 8-K, filed with the Commission on each of January 7, 2021, January 8, 2021, January 29, 2021, February 1, 2021, February 22, 2021, May 14, 2021, May 20, 2021 (Item 8.01 only) and May 26, 2021;

•
The information under the sections entitled “The Board of Directors and Committees of the Board”, “Security Ownership of Beneficial Owners and Management”, “Compensation Discussion and Analysis”, “Executive Compensation”, “Certain Relationships and Related Transactions”, and “Principal Accounting Fees and Services” in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2021;

•
The description of our common stock contained in our registration statement on Form 8-A (filed with the SEC on May 17, 2000) under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description; and

•
All other documents filed by us with the SEC under Sections 13 and 14 of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that we incorporate by reference in this prospectus contained in the registration statement (except exhibits to the documents that are not specifically incorporated by reference) at no cost to you, by writing or calling us at:

Urban One, Inc.
1010 Wayne Avenue, 14th Floor
Silver Spring, Maryland 20910

(301) 429-3200

Information about us is also available at our website at http://www.urban1.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference into this prospectus.  You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document which we incorporate by reference is accurate as of any date other than the date on its cover.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

Registration Statement filing fee		$6,369
Printing fees and expenses		*
Legal fees		10,000
Accounting fees		30,000
Miscellaneous fees		*

Total	$	*

*
Fees and expenses (other than the SEC Registration Fee to be paid upon filing of this registration statement) will depend on the securities offered, the number of issuances and the nature of the offerings, and cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides generally that a person sued (other than in a derivative suit) as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including counsel fees, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person's conduct was unlawful. In the case of a derivative suit, a director, officer, employee or agent of the corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if the person has acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in the case of a derivative suit in respect of any claim as to which such director, officer, employee or agent has been adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses. Indemnification is mandatory under section 145 of the DGCL in the case of a director or officer who is successful on the merits in defense of a suit against him.

The Company's Amended and Restated Certificate of Incorporation provides that the Company shall indemnify (including indemnification for expenses incurred in defending or otherwise participating in any proceeding) its directors and officers to the fullest extent authorized or permitted by the DGCL, as it may be amended, and that such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators except that such right shall not apply to proceedings initiated by such indemnified person unless it is a successful proceeding to enforce indemnification or such proceeding was authorized or consented to by the board of directors. The Amended and Restated Certificate of Incorporation also specifically provides for the elimination of the personal liability of a director to the corporation and its stockholders for monetary damages for breach of fiduciary duty as director. The provision is limited to monetary damages, applies only to a director's actions while acting within his or her capacity as a director, and does not entitle the Company to limit director liability for any judgment resulting from (a) any breach of the director's duty of loyalty to the Company or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) paying an illegal dividend or approving an illegal stock repurchase; or (d) any transaction from which the director derived an improper benefit.

The Company's Amended and Restated Bylaws incorporate substantially the provisions of the DGCL in providing for indemnification of directors and officers against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an officer or director of the Company. In addition, the Company is authorized to indemnify employees and agents of the Company and may enter into indemnification agreements with its directors and officers providing mandatory indemnification to them to the maximum extent permissible under Delaware law.

The Company maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise, the Company understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act is, therefore, unenforceable.

Item 16.

Exhibits.

Exhibit Number	Description

4.1	Specimen Stock Certificate for Class A Shares
5.1	Opinion of Ballard Spahr LLP
23.1	Consent of BDO USA LLP (filed herewith)
23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page filed herewith)

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information       in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B;

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or

(x)
for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Silver Spring, State of Maryland, on June 16, 2021.

URBAN ONE, INC.

(Registrant)

By: /S/ Peter D. Thompson
Peter D. Thompson Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alfred C. Liggins and Peter D. Thompson, and each of them, his true and lawful attorneys-in-fact and agents, each acting alone, with the powers of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3, and any and all amendments (including post-effective amendments) thereto and any additional registration statements filed pursuant to Rule 462, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date
/S/ ALFRED C. LIGGINS, III	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	June 16, 2021
Alfred C. Liggins, III
/S/ PETER D. THOMPSON	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 16, 2021
Peter D. Thompson
/S/ CATHERINE H. HUGHES	Chairperson, Founder and Director	June 16, 2021
Catherine H. Hughes
/S/ B. DOYLE MITCHELL	Director	June 16, 2021
B. DOYLE MITCHELL
/S/ TERRY L. JONES	Director	June 16, 2021
Terry L. Jones
/S/ BRIAN W. MCNEILL	Director	June 16, 2021
Brian W. McNeill